Exhibit 99.1

CHATHAM ASSET MANAGEMENT AND OMEGA CHARITABLE PARTNERSHIP TO ACQUIRE AMERICAN MEDIA, INC.

American Media to receive additional $12.5 million cash infusion at closing

American Media’s enterprise value - $527 million

NEW YORK, August 15, 2014 /PRNewswire/ – American Media, Inc. (“AMI”) announced today that Chatham Asset Management, LLC and Omega Charitable Partnership, L.P. (collectively, the “Investors”), which are existing bondholders of AMI, have agreed to acquire all of the issued and outstanding shares of common stock of AMI. In addition to the stock acquisition, the Investors will invest an additional $12.5 million in AMI through the purchase of Second Lien PIK Notes due 2018 resulting in an implied enterprise value of $527 million for AMI.

The enterprise value of the company reflects the aggregate purchase price of $2 million to be paid for AMI’s common stock, the $513 million of outstanding indebtedness that will remain in place after closing and the additional Second Lien PIK Notes issued at closing. The Investors have also agreed to waive two separate repurchases of First Lien Notes due 2017 during Fiscal Year 2015, which total $12.7 million.

David J. Pecker, Chairman, President and Chief Executive Officer of AMI, said, “The acquisition of AMI by Chatham Asset Management and Omega Charitable Partnership is a watershed moment for American Media. As a result of the acquisition and related support provided by Chatham and Omega, American Media is in an extraordinary position to pursue the assertive growth path we began two years ago. Since that time, we have established a formidable digital presence for our key brands, created proprietary digital publishing and e-commerce platforms, and signed an agreement with a major international mobile advertising provider. The opportunity to now work with Chatham Asset Management and Omega Charitable Partnership will ensure these and other opportunities come to full fruition as we continue to transform American Media into a premier lifestyle brands company.”

In addition, the Investors announced that Mr. Pecker will continue as the Chairman, President and Chief Executive Officer of AMI after the closing and that all of Mr. Pecker’s senior management team will remain in place.

AMI expects to file its Annual Report on Form 10-K no later than immediately prior to the closing of the acquisition, which is expected to occur by the middle of August, 2014.

The merger and the related transactions are subject to the satisfaction of customary closing conditions.

About American Media, Inc.

American Media, Inc. (AMI) owns and operates the leading print and digital celebrity and active lifestyle media brands in the United States. AMI’s titles include National Enquirer, Star, OK!, Globe, National Examiner, Country Weekly, Soap Opera Digest, Shape, Fit Pregnancy, Natural Health, Men’s Fitness, Muscle & Fitness, Flex and Muscle & Fitness Hers. AMI also manages 18 different digital sites including RadarOnline.com, OKmagazine.com, CountryWeekly.com, Shape.com, FitPregnancy.com, MensFitness.com and MuscleandFitness.com. AMI’s magazines have a combined total circulation of 5.9+ million and reach more than 53 million men and women each month. AMI’s digital properties reach an average of 43+ million unique visitors and 317+ million page views monthly.

Contact:

Christopher Polimeni

Executive Vice President and Chief Financial Officer

American Media, Inc.

212.545.4829